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                                  EXHIBIT 99.1


              GEON RESTRUCTURES COMPOUNDING ASSETS TO REDUCE COSTS

CLEVELAND, OHIO - November 18, 1998 - The Geon Company (NYSE: GON) announced today that after a year of careful study, it will consolidate its compounding operations with the closing of two manufacturing plants and the partial closing of two additional plant sites. The affected facilities, located in Canada and the United States, are part of the former Synergistics Industries Ltd. operations that Geon acquired in late 1997.

Geon said the consolidation will improve productivity and customer service and will produce estimated savings of $6 million in 1999 and $14 million annually thereafter. Geon expects to incur pre-tax charges of $12 million in fourth-quarter 1998 and $11 million in the first quarter of 1999 to cover the costs of employee separation, reorganization and asset disposals and writedowns. Cumulatively, the charges approximate $0.60 per share and include non-cash asset writedowns totaling $9 million pre-tax.

"Following the acquisition of Synergistics, our compound operations business group undertook a comprehensive assessment of virtually all our manufacturing asset configurations, with a focus on providing high-quality products and services to our customers at competitive prices," said Thomas A. Waltermire, president and chief operating officer. "The group concluded that we should close two plants and reduce our production at two others. The products made at these sites will be transferred to other plants utilizing existing capacity."

The plants to be closed are in Lindsay, Ontario, Canada, where approximately 65 employees will be affected, and Conroe, Texas, where approximately 105 employees will be impacted.

Compound manufacturing will be reduced in Orangeville, Ontario, affecting 35 to 40 employees, and in St. Remi de Napierville, Quebec, Canada, affecting 30 to 35 employees. Plasticizer manufacturing at both Orangeville and St.
Remi will continue.

In total, about 250 employees will be affected, including a small number of administrative employees at the former Synergistics headquarters in Mississauga, Ontario. The closings will begin in January of 1999, with completion expected by June 30.

Geon's rationalization of compound operations will leave it with 13 compound plant sites, including two new locations that it plans to acquire in conjunction with its proposed transaction with Occidental Chemical Corporation (OxyChem), a subsidiary of Occidental Petroleum Corporation (NYSE: OXY). Geon and OxyChem announced in June 1998 their intention to form a joint venture, combining their vinyl mass and suspension resin businesses and related raw material operations. In addition, Geon will acquire polyvinyl chloride (PVC) compounding and film production assets in Burlington, New Jersey, and a PVC compounding plant in Pasadena, Texas. Completion of the transaction is expected in early 1999. Closure of the Conroe site will commence at that time.

The joint venture is one in a series of strategic steps Geon is taking to reposition itself as a company with a focus on polymer compounding and services. In the past 12 months, Geon has acquired four complementary businesses with sales of nearly $400 million.

The Geon Company is a leading North American-based polymer service and technology company with operations in PVC compounds and other value-added products and services, as well as in PVC resins. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries currently employ over 2,400 people and have 24 manufacturing plants in the United States, Canada, England and Australia and joint ventures in the United States, England, Australia and Singapore. Geon recorded revenues of $1.25 billion for the year ended December 31, 1997. Information on the Company's products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. is available on the Internet at http://www.geon.com.
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